UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2013

GREEN PLAINS RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Iowa	001-32924	84-1652107
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Suite 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 20, 2013, Green Plains Renewable Energy, Inc. (the “Company”) entered into an indenture between the Company and Wilmington Trust, National Association, as trustee (the “Indenture”) in connection with the closing of its private offering of $120 million aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2018 (the “Notes”). Under the purchase agreement for the offering (the “Purchase Agreement”), the Company initially sold $100 million aggregate principal amount of the Notes to the initial purchasers and granted the initial purchasers a 30-day option to purchase up to an additional $20 million aggregate principal amount of the Notes to cover overallotments. The initial purchasers exercised their overallotment option in full. Both the $100 million aggregate principal amount of Notes initially sold under the Purchase Agreement and the additional $20 million aggregate principal amount of Notes sold pursuant to the overallotment option will be governed by the Indenture. A copy of the Indenture and the form of global note representing the Notes, which is Exhibit A to the Indenture, are attached hereto as Exhibit 4.1, which is incorporated herein by reference in this Item 1.01. The descriptions of the Indenture and of the Notes contained in this report are summaries and, in each case, are qualified in their entirety by the terms of the Indenture and the Notes.

The Notes are senior, unsecured obligations of the Company, with interest payable on April 1 and October 1 of each year, beginning April 1, 2014, at a rate of 3.25% per annum. The Notes will mature on October 1, 2018. The Notes will be convertible, at the option of the holders, into consideration consisting of, at the Company’s election, cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding the maturity date. However, before April 1, 2018, the Notes will not be convertible unless certain conditions are satisfied. The initial conversion rate will be 47.9627 shares of the Company’s common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $20.85 per share of the Company’s common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the Company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the Company’s calling the Notes for redemption.

On and after October 1, 2016, and prior to the maturity date, the Company may redeem all, but not less than all, of the Notes for cash if the sale price of the Company’s common stock equals or exceeds 140% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change, holders of the Notes will have the right, at their option, to require the Company to repurchase their Notes in cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal and accrued interest on all the Notes immediately due and payable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 is incorporated by reference into this Item 3.02.

The Company offered and sold the Notes to the initial purchasers for cash in reliance on an exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act. The initial purchasers then resold the Notes for cash equal to 100% of the aggregate principal amount thereof to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on an exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act.

Item 8.01.	Other Events.

On September 20, 2013, the Company issued a press release announcing the closing of the sale of the Notes. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

4.1	Indenture relating to the 3.25% Convertible Senior Notes due 2018, dated as of September 20, 2013, between Green Plains Renewable Energy, Inc. and Wilmington Trust, National Association, including the form of Global Note attached as Exhibit A thereto.

99.1	Press Release, dated September 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN PLAINS RENEWABLE ENERGY, INC.

Date: September 20, 2013	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Indenture relating to the 3.25% Convertible Senior Notes due 2018, dated as of September 20, 2013, between Green Plains Renewable Energy, Inc. and Wilmington Trust, National Association, including the form of Global Note attached as Exhibit A thereto.

99.1	Press Release, dated September 20, 2013